Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

Cheche Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares	Rule 457(c) and Rule 457(h)	8,048,326	(1)	$5.8266	$46,894,376.27	$0.00014760	$6,921.61
Equity	Class A Ordinary Shares	Rule 457(c) and Rule 457(h)	6,938,279	(1)	$5.8266	$40,426,576.42	$0.00014760	$5,966.96
Total Offering Amounts			14,986,605		$5.8266	$87,320,952.69	$0.00014760	$12,888.57
Net Fee Due								$12,888.57

(1)	Represents a total of 14,986,605 Class A Ordinary Shares of the Registrant, consisting of (i) 8,048,326 Class A Ordinary Shares initially reserved for future issuance under the 2023 Equity Incentive Plan of the Registrant and (ii) 6,938,279 Class A Ordinary Shares reserved for issuance pursuant to the 2019 Equity Incentive Plan of Cheche Technology Inc., which were assumed by the Registrant upon its business combination with Prime Impact Acquisition I.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to $5.8266, the average of the high and low prices of the Class A Ordinary Shares as reported on the Nasdaq Stock Market on November 21, 2023.